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                                  EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

     The Board of Directors and Shareholders of
     TeleWest plc:

     We consent to the incorporation by reference in the registration statement on Form S-3 of Tele-Communications, Inc. of our report, dated March 6, 1996, relating to the consolidated balance sheet of TeleWest plc and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in the December 31, 1995 Annual Report on Form 10-K of Tele-Communications, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.

                                              /s/ KPMG
                                              KPMG

     London, England
     June 28, 1996